EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:         Louise A. Walker                                                            October 30, 2013
President & Chief Executive Officer
First Northern Community Bancorp
& First Northern Bank
P.O. Box 547
Dixon, California
       (707) 678-3041

First Northern Community Bancorp Reports Third Quarter Earnings
Double-Digit Growth Year-Over-Year in Net Income & Earnings per Share

Dixon, California - First Northern Community Bancorp (the “Company,” ticker symbol FNRN: OTCQB), holding company for First Northern Bank (“First Northern” or the “Bank”), today announced earnings through the third quarter of 2013.  Louise Walker, President and Chief Executive Officer, stated, “The Company reported year-to-date net income as of September 30, 2013 of $4.2 million, up 20.0% compared to net income of $3.5 million reported for the same fiscal period last year.”  Net income available to common shareholders totaled $3.6 million as of September 30, 2013 up 38.5% compared to net income available to common shareholders at September 30, 2012, totaling $2.6 million.  Diluted earnings per share for the nine months ended September 30, 2013 was $0.39, up 39.3% compared to diluted earnings per share of $0.28 reported for the same fiscal period a year ago.

Net income for the quarter ended September 30, 2013 was $1.4 million compared to $1.2 million for the same fiscal period last year.  Net income available to common shareholders for the quarter ended September 30, 2013 totaled $1.2 million or $0.13 per diluted common share, compared to $0.9 million or $0.10 per diluted common share for the same fiscal period last year.

Total assets at September 30, 2013 were $876.0 million, an increase of $70.4 million, or 8.7%, compared to the same period in 2012.  Total deposits of $783.5 million increased $77.6 million, or 11.0%, compared to September 30, 2012 figures.  During that same period, total net loans (including loans held-for-sale) increased $48.3 million, or 10.7%, to $499.0 million.  Total risk-based capital was 15.42%, exceeding the ‘well-capitalized’ threshold of 10%.

Commenting on the Company’s financial results, Walker stated, “We are once again very pleased with the important progress we are making in growing our deposits and loans.  We are proud of our exceptional year-to-date loan growth.  As a result, we exceeded the specified loan growth targets set forth within the Small Business Lending Fund Participation Agreement, thereby reducing the dividend rate the Bank pays to the U.S. Treasury Department from 5% to 1% on the remaining $12.8 million in capital and fulfilling the mission of increasing small business lending in our communities.  In addition, as further evidence of our commitment to growing small business lending, according to the most recent data provided by the Federal Financial Institutions Examination Council data on small business lending, First Northern Bank is one of the leading small business lenders in our region.  In the four county region of Sacramento, Placer, Yolo and El Dorado, First Northern Bank was the fourth largest lender in 2012 with small business loans totaling $76 million and was the second largest lender in Solano County in 2012 with small business loans totaling $21 million.”

-more-

First Northern Bank, an independent community bank headquartered in Solano County since 1910, serves Solano, Yolo, Sacramento, Placer and the west slope of El Dorado County. On April 19, 2013, the Bank expanded into Contra Costa County with a Commercial Loan Office.  First Northern has 10 full service branches located in Dixon, Davis, West Sacramento, Fairfield, Vacaville, Winters, Woodland, Downtown Sacramento, Roseville, and Auburn, and has a full service Trust Department in Sacramento. The Bank also offers 24/7 real estate mortgage loans, SBA loans, and non-FDIC insured Investment & Brokerage Services at each branch location. Real Estate Mortgage Loan offices are located in Davis and Roseville, and real estate loan representatives are available to meet customers at any of the Bank’s branches by appointment. The Bank specializes in relationship banking and employs experts in the area of small business, commercial, agribusiness, and real estate lending, as well as wealth management, and is rated as a “Superior” 5-Star Bank by BauerFinancial Inc. (www.bauerfinancial.com). The Bank can be found on the Web at www.thatsmybank.com.

Forward-Looking Statements
This press release may include certain “forward-looking statements” about First Northern Community Bancorp (the “Company”). These forward-looking statements are based on management’s current expectations and are subject to certain risks, uncertainties and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about these risk factors is contained in the Company’s most recent reports filed with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ materially from those contained in the forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date on which they are made. For further information regarding the Company, please read the Company’s reports filed with the SEC and available at www.sec.gov.

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